Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS

Somerset, N.J. – September 17, 2010 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for the fourth fiscal quarter and full-year ended June 30, 2010. Catalent recognized net revenue of $422.4 million and net earnings of $9.5 million for the quarter then ended, an increase of $12.5 million and $26.4 million, respectively, compared to the comparable quarter in the prior year. Adjusted EBITDA for the fourth quarter was $86.5 million, an increase of $8.6 million, or 11%, as compared to prior year. On a full-year basis, the Company recorded net revenue of $1,702.6 million and a net earnings/ (loss) of ($287.0) million, an increase of $63.1 million and $21.7 million, respectively, from the fiscal year ended June 30, 2009. Adjusted EBITDA as detailed in the attached schedules for the fiscal year ended June 30, 2010 was $322.8 million, an increase of $45.3 million, or 16% compared to the prior fiscal year. Adjusted EBITDA is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Fourth quarter Adjusted EBITDA improved significantly over the prior year quarter, continuing the trend of double digit, year-over-year growth for the fourth straight quarter. Fiscal year 2010 was clearly a recovery year for the Company as all of our operating segments recorded year-over-year increases at the EBITDA level, led by Oral Technologies revenue growth and our continued focus on containing manufacturing costs across all of our businesses. We look forward to building upon this positive momentum as we move ahead with our future growth plans.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Operating cash flow of $233 million is significantly ahead of the prior fiscal year and reflects stronger operating performance, as well as solid improvements in working capital efficiency. We continue to operate with significant available liquidity, over $500 million, at quarter end. Separately, the net loss reported in each of the last two fiscal years is attributable largely to non-cash charges recorded in conjunction with fair value accounting for goodwill and intangible assets created in the 2007 formation of Catalent.”

Results of Operations – Fourth Fiscal Quarter Ended June 30, 2010

Net revenue for the fiscal quarter ended June 30, 2010 was $422.4 million, an increase of $12.5 million compared to $409.9 million for the same period of fiscal year 2009. The strengthening U.S. dollar unfavorably impacted our revenue by approximately 2%, or $7.7 million. Excluding the impact of foreign exchange rates, net revenue increased by $20.3 million, or 5%, primarily due to increased demand within our Oral Technologies segment. Revenue from our Oral Technologies segment increased by $20.5 million, or 8%, on a constant currency basis relative to the same period of fiscal year 2009, mainly due to increased sales within the Company’s prescription softgel and Zydis® delivery platforms. Packaging Services revenue increased $0.6 million, or 1%, excluding the impact of foreign exchange translation, due to increased demand for printed components within our North American and European facilities. Excluding the impact of foreign exchange translation, Sterile Technologies was relatively flat compared to the same period of fiscal year 2009. Revenue from Development and Clinical Services decreased $2.7 million, or 7%, on a constant currency basis due to decreased demand for clinical services at one of our European facilities.

Gross margin of $123.2 million increased $17.7 million, or 17%, compared to the same period of fiscal year 2009. Excluding the impact of foreign exchange translation of approximately 3%, or $2.8 million, gross margin increased by $20.5 million, or 20%. This increase was primarily driven by the revenue increases experienced in Oral Technologies as discussed above. Also contributing to the gross margin improvement was manufacturing indirect cost savings across the Packaging Services and Development and Clinical Services segments driven by the our continued focus on cost management and operating efficiencies.

Selling, general and administrative (“SG&A”) expenses of $79.4 million in the fourth quarter of fiscal 2010 increased by approximately 14%, or $10.0 million, compared to the same period of fiscal year 2009. The strengthening U.S. dollar decreased our SG&A expenses by approximately $1.1 million, or 2%, compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses increased approximately 16%, or $11.1 million, as compared to the same period in the prior year, largely as a result of an increase in R&D spending and incentive based variable employee related costs within our segments.

EBITDA from continuing operations for the fourth quarter of $83.1 million decreased $0.4 million from the prior fiscal year, primarily due to increased other asset impairment charges, as well as restructuring expenses. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA increased $14.7 million, or 24%, due primarily to the previously mentioned revenue increases within the Company’s prescription softgel and Zydis® delivery platforms. Development and Clinical Services Segment EBITDA increased $2.5 million, or 57%, compared to the same period of the prior fiscal year, due primarily to the implementation of manufacturing direct, indirect and SG&A cost saving efficiencies across the segment. Within Packaging Services, Segment EBITDA increased $1.0 million, or 44%, due to favorable product mix within Commercial Packaging, as well as manufacturing indirect cost reductions across the segment. Sterile Technologies Segment EBITDA decreased $2.8 million, or 74%, due to volume declines and manufacturing inefficiencies within one of our European injectable facilities, partially offset by indirect and SG&A cost saving efficiencies across the segment.

Results of Operations – Fiscal Year Ended June 30, 2010

Net revenue for the fiscal year ended June 30, 2010 of $1,702.6 million increased 4%, or $63.1 million, compared to fiscal 2009. The weaker U.S. dollar positively impacted our revenue by 1%, or $15.0 million. Excluding the impact of foreign exchange rates, net revenue increased by $48.0 million, or 3%, primarily due to increased demand within the Company’s Oral Technologies, Sterile Technologies, and Development and Clinical Services segments. Within Oral Technologies, the increase was driven by sales increases within the Company’s controlled release and Zydis® offerings. Within Sterile Technologies, the increase was primarily driven by increased demand for seasonal and H1N1 flu vaccines, as well as an increase in non-flu pre-filled syringe volumes within the Company’s European injectable facilities. The Development and Clinical Services sales increase was the result of demand increases for clinical services within the Company’s European facilities from earlier in the fiscal year.

Gross margin of $477.0 million for the fiscal year ended June 30, 2010 increased by 18%, or $71.8 million, compared to fiscal 2009. The weaker U.S. dollar positively impacted our gross margin by 1%, or $1.9 million. Excluding the impact of foreign exchange rates, the increase in gross margin of $69.9 million was primarily due to the revenue increases within our Oral Technologies and Development and Clinical Services segments as discussed above, as well as manufacturing indirect cost savings across all reporting segments, led by Packaging Services.

SG&A expenses of $307.2 million for the fiscal year ended June 30, 2010 increased by approximately 10%, or $27.8 million, compared to fiscal 2009. Excluding the impact of foreign exchange rates, SG&A expenses increased by $26.3 million compared to the same period in the prior year, attributable principally to an increase in R&D spending and incentive based variable employee related costs within our segments.

EBITDA from continuing operations for the fiscal year ended June 30, 2010 was $24.0 million, a decrease of $38.9 million compared to fiscal year 2009, primarily due to an increase in non-cash goodwill and other asset impairment charges of $53.4 million. Within our operating segments and excluding the impact of foreign exchange translation, Segment EBITDA within Oral Technologies increased $39.1 million, or 18%, due to the previously mentioned demand increases and improved capacity utilization for Zydis® and other operations. Segment EBITDA within the Development and Clinical Services segment increased $13.5 million, or 99%, as a result of stronger demand as discussed above, and the implementation of manufacturing indirect and SG&A cost saving efficiencies. Segment EBITDA within Packaging Services increased $11.6 million, or 74%, primarily related to significant manufacturing indirect cost savings implemented to align the cost structure with current volumes. Sterile Technologies Segment EBITDA increased $0.6 million, or 2%, as compared to prior year due to seasonal and H1N1 flu demand increases, as well as an increase in non-flu pre-filled syringe volumes within the Company’s European injectable facilities, partially offset by manufacturing inefficiencies within the Company’s blow-fill-seal facility.

Adjusted EBITDA of $322.8 million for the fiscal year ended June 30, 2010 increased $8.6 million, or 3%, compared with the twelve months ended March 31, 2010 and increased $45.3 million, or 16%, from fiscal 2009, primarily due to the improved operating performance as described above.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under US U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the period presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/Webcast

The Company has scheduled a webcast on Friday, September 17, 2010, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 people at 29 facilities worldwide and generated more than $1.7 billion in Fiscal 2010 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended June 30, 2010	Quarter Ended June 30, 2009	Increase / (Decrease)
			$	%
Net revenue	$422.4	$409.9	$12.5	3.0%
Cost of products sold	299.2	304.4	(5.2)	-1.7%

Gross margin	123.2	105.5	17.7	16.8%
Selling, general and administrative expenses	79.4	69.4	10.0	14.4%
Impairment charges and (gain)/loss on sale of assets	5.1	2.7	2.4	88.9%
Restructuring and other	11.7	7.9	3.8	48.1%

Operating earnings/(loss)	27.0	25.5	1.5	5.9%
Interest expense, net	38.8	41.4	(2.6)	-6.3%
Other (income)/expense, net	(26.9)	(25.2)	(1.7)	6.7%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	15.1	9.3	5.8	62.4%
Income tax expense/(benefit)	6.5	13.4	(6.9)	-51.5%

Earnings/(loss) from continuing operations	8.6	(4.1)	12.7	N.M.
Earnings/(loss) from discontinued operations, net of tax	0.9	(12.8)	13.7	N.M.

Net earnings/(loss)	9.5	(16.9)	26.4	N.M.
Less: Net earnings/(loss) attributable to noncontrolling interest	2.3	0.5	1.8	N.M.

Net earnings/(loss) attributable to Catalent	$7.2	$(17.4)	$24.6	N.M.

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended June 30, 2010	Quarter Ended June 30, 2009	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$269.5	$253.5	$16.0	6.3%
Segment EBITDA	74.4	61.4	13.0	21.2%

Sterile Technologies
Net revenue	45.1	46.1	(1.0)	-2.2%
Segment EBITDA	1.0	3.8	(2.8)	-73.7%

Packaging Services
Net revenue	79.0	80.1	(1.1)	-1.4%
Segment EBITDA	3.0	2.3	0.7	30.4%

Development & Clinical Services
Net revenue	37.9	41.2	(3.3)	-8.0%
Segment EBITDA	6.8	4.5	2.3	51.1%

Inter-segment revenue elimination	(9.1)	(11.0)	1.9	-17.3%

Unallocated Costs	(2.1)	11.5	(13.6)	N.M.

Combined Total
Net revenue	422.4	409.9	12.5	3.0%
EBITDA from continuing operations	$83.1	$83.5	$(0.4)	-0.5%

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(audited, $ in millions)

	Fiscal Year Ended June 30, 2010	Fiscal Year Ended June 30, 2009	Increase / (Decrease)
			$	%
Net revenue	$1,702.6	$1,639.5	$63.1	3.8%
Cost of products sold	1,225.6	1,234.3	(8.7)	-0.7%

Gross margin	477.0	405.2	71.8	17.7%
Selling, general and administrative expenses	307.2	279.4	27.8	9.9%
Impairment charges and (gain)/loss on sale of assets	248.6	195.2	53.4	27.4%
Restructuring and other	26.5	20.2	6.3	31.2%

Operating earnings/(loss)	(105.3)	(89.6)	(15.7)	17.5%
Interest expense, net	160.8	181.6	(20.8)	-11.5%
Other (income)/expense, net	(5.5)	(14.5)	9.0	-62.1%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(260.6)	(256.7)	(3.9)	1.5%
Income tax expense/(benefit)	21.6	16.8	4.8	28.6%

Earnings/(loss) from continuing operations	(282.2)	(273.5)	(8.7)	3.2%
Loss from discontinued operations, net of tax	(4.8)	(35.2)	30.4	-86.4%

Net earnings/(loss)	(287.0)	(308.7)	21.7	-7.0%
Less: Net earnings/(loss) attributable to noncontrolling interest	2.6	(0.6)	3.2	N.M.

Net earnings/(loss) attributable to Catalent	$(289.6)	$(308.1)	$18.5	-6.0%

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(audited, $ in millions)

	Fiscal Year Ended June 30, 2010	Fiscal Year Ended June 30, 2009	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$1,019.4	$956.7	$62.7	6.6%
Segment EBITDA	254.5	214.8	39.7	18.5%

Sterile Technologies
Net revenue	218.9	213.7	5.2	2.4%
Segment EBITDA	26.8	25.3	1.5	5.9%

Packaging Services
Net revenue	349.6	362.9	(13.3)	-3.7%
Segment EBITDA	27.3	15.7	11.6	73.9%

Development & Clinical Services
Net revenue	160.0	155.4	4.6	3.0%
Segment EBITDA	27.2	13.7	13.5	98.5%

Inter-segment revenue elimination	(45.3)	(49.2)	3.9	-7.9%

Unallocated Costs	(311.8)	(206.6)	(105.2)	50.9%

Combined Total
Net revenue	1,702.6	1,639.5	63.1	3.8%
EBITDA from continuing operations	$24.0	$62.9	$(38.9)	-61.8%

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months Ended March 31, 2010	Quarter Ended June 30, 2010	Twelve Months Ended June 30, 2010
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Earnings/(loss) from continuing operations (1)	(4.6)	(270.7)	(16.4)	(9.1)	(300.8)	11.4	(284.8)
Interest expense, net	41.4	40.6	44.1	37.3	163.4	38.8	160.8
Income tax (benefit)/provision	13.4	(10.6)	18.4	12.4	33.6	1.4	21.6
Depreciation and amortization	33.3	32.4	31.5	31.0	128.2	31.5	126.4

EBITDA from continuing operations	83.5	(208.3)	77.6	71.6	24.4	83.1	24.0
Equity compensation	(2.9)	(1.1)	1.3	1.0	(1.7)	1.4	2.6
Impairment charges and (gain)/loss on sale of assets	2.7	244.0	0.2	(0.7)	246.2	5.1	248.6
Restructuring and other special items	8.0	2.5	8.4	13.1	32.0	14.6	38.6
Other non-recurring items	0.6	0.1	(0.3)	(0.6)	(0.2)	—	(0.8)
Unrealized fx loss(gain) (included in other, net)	(11.8)	31.1	(13.1)	0.1	6.3	(21.9)	(3.8)
Other adjustments	(4.7)	(0.5)	1.0	1.4	(2.8)	1.7	3.6
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0

Subtotal	77.9	70.3	77.6	88.4	314.2	86.5	322.8
Estimated cost savings					—		—

Adjusted EBITDA	77.9	70.3	77.6	88.4	314.2		322.8

(1)	Effective July 1, 2009, we adopted an accounting standard which modified the presentation of earnings/(loss) attributable to noncontrolling interest on the Company’s Consolidated Statement of Operations. Accordingly, for the quarters ended September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010 earnings/(loss) from continuing operations excludes amounts attributable to noncontrolling interests in order to maintain comparability with prior period as reported amounts.
(2)	The twelve months ended June 30, 2010 included $28.3 million of unrealized foreign currency exchange rate gains primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized gains were offset by the exclusion of $16.6 million and $4.6 million, respectively, of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans. These inter-company foreign exchange gains and losses were offset by $3.3 million of unrealized losses from our interest rate swap derivative agreements. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(audited, $ in millions)

	As of June 30, 2010	As of June 30, 2009
ASSETS
Current assets:
Cash and equivalents	$164.0	$63.9
Trade receivables, net	247.8	252.4
Inventories, net	142.9	182.0
Prepaid expenses and other	94.9	89.5
Assets held for sale from discontinued operations	—	18.2

Total current assets	649.6	606.0
Property and equipment, net	749.6	810.4
Other non-current assets, including intangible assets	1,328.2	1,715.4

Total assets	$2,727.4	$3,131.8

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$30.2	$64.2
Accounts payable	127.8	127.0
Other accrued liabilities	224.0	189.1
Liabilities from discontinued operations	—	6.2

Total current liabilities	382.0	386.5
Long-term obligations, less current portion	2,239.8	2,283.1
Other non-current liabilities	369.1	381.7
Commitments and contingencies
Noncontrolling interest	(1.5)	3.1
Total Catalent shareholder’s (deficit) equity	(262.0)	77.4

Total liabilities and shareholder’s equity	$2,727.4	$3,131.8

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(audited, $ in millions)

	For the Fiscal Year Ended June 30, 2010	For the Fiscal Year Ended June 30, 2009
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$242.3	$72.4
Net cash provided by/(used in) operating activities from discontinued operations	(8.5)	3.8

Net cash provided by/(used in) operating activities	233.8	76.2

Cash flows from investing activities
Proceeds from sale of assets	2.1	2.2
Additions to property and equipment	(79.3)	(83.7)

Net cash provided by/(used in) investing activities from continuing operations	(77.2)	(81.5)
Net cash provided by/(used in) investing activities from discontinued operations	10.5	(2.8)

Net cash provided by/(used in) investing activities	(66.7)	(84.3)

Cash flows from financing activities
Net change in short term borrowings	1.1	(1.4)
Repayments of revolver credit facility	(36.0)	(68.0)
Borrowings from revolver credit facility	—	104.0
Reduction of long term obligations	(20.7)	(22.8)
Payment of noncontrolling interest dividend	(1.7)	(3.3)
Equity contribution (redemption)	0.6	(1.3)

Net cash provided by/(used in) financing activities from continuing operations	(56.7)	7.2
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(56.7)	7.2

Effect of foreign currency translation on cash	(10.3)	(7.6)
Net increase/(decrease) in cash and equivalents	100.1	(8.5)
Cash and equivalents at beginning of period	63.9	72.4

Cash and equivalents at end of period	$164.0	$63.9